F O R . I M M E D I A T E . R E L E A S E

Spectrum Signal Processing Completes Cdn$3.0 Million Unit Offering

Burnaby, B.C. – March 23, 2004 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal processing applications, today announced the successful completion of a private placement offering of 2,212,200 Units. The Units were sold for Cdn$1.35 per Unit, for gross proceeds to the company of Cdn$3.0 million (US$2.2 million). The offering was led by GMP Securities Ltd. in an agents’ syndicate that included Dlouhy Merchant Group Inc.

The proceeds of the offering will be used to fund the company’s restructuring initiatives and for general working capital purposes.

The offered securities have not been, nor will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing products for use in defense and commercial communications infrastructure applications. Spectrum’s optimized hardware, software and integrated circuit technology work together to collect, compress and convert voice and data signals. Founded in 1987, Spectrum provides its customers with faster time to market and lower costs via flexible, reliable and high-performance solutions. Spectrum platforms are targeted for use in government intelligence, surveillance and communications systems, satellite hubs and cellular base stations. More information on Spectrum and its flexComm™ product line is available at www.spectrumsignal.com/.

This news release contains forward-looking statements related to Spectrum Signal Processing Inc. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements represent the company’s judgment as of the date of this release and Spectrum may or may not update these forward-looking statements in the future. Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™flexComm is a trademark of Spectrum Signal Processing Inc.

Spectrum Contacts:

Brent Flichel
Chief Financial Officer
Phone: 604.421.5422
Email: brent_flichel@spectrumsignal.com